Exhibit 10.1

EXE Technologies, Inc.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 13th day of May 2002 by and between Kenneth R. Vines, a resident of Texas (the “Employee”), and EXE Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”) with its headquarters in Dallas, Texas.

WHEREAS, the Company is engaged in the business of providing software for warehouse management, supply chain execution, order fulfillment and inventory planning and related services for warehouse, distribution and logistics facilities worldwide (the “Business”),

WHEREAS, the Company hired the Employee on May 13, 2002 (the “Start Date”) pursuant to a Summary of Terms dated April 26, 2002 (the “Term Sheet”);

WHEREAS, the Term Sheet contemplated that it would be superceded by a definitive employment agreement;

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company for a period of time commencing on the Start Date and continuing into the future upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.             Employment and Term.  The Company hereby employs the Employee and the Employee hereby accepts employment with the Company for the position detailed in Schedule A hereto, for a period of one (1) year from the Start Date (the “Initial Term”).  At the end of the Initial Term, this Agreement shall automatically renew for successive additional periods of one (1) year, unless terminated by either party upon no less than ninety (90) days prior written notice to the other party prior to the expiration of the Initial Term or any such renewal period.   The Initial Term of employment and any renewal periods hereunder, subject to the provisions of Section 8 hereof, are hereinafter referred to as the “Term.”

2.             Duties.  During the Term, the Employee shall serve the Company faithfully and to the best of the Employee’s ability devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position.  The Employee shall report to the Chief Executive Officer (the “Reporting Manager”).  The Employee shall assume such duties and responsibilities as may be customarily incident to such a position, and such additional and other duties as may be assigned to the Employee from time to time by the Reporting Manager or the Board of Directors of the Company (the “Board”), including, without limitation, the duties and responsibilities set forth in Schedule B attached hereto, provided that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving as Senior Vice President and Chief Financial Officer of an enterprise comparable to the Company.

3.             Other Business Activities.  During the Term, the Employee shall not, without the prior written consent of the Company in its sole discretion, directly or indirectly engage in any other business activities or pursuits whatsoever, except: activities in connection with charitable or civic activities; personal investments; serving as an executor, trustee or in other similar fiduciary capacity; provided that such activities do not interfere in any material respect with the Employee’s performance of the Employee’s responsibilities and obligations pursuant to this Agreement; and provided further that the Employee complies with all applicable policies and procedures of the Company.  Notwithstanding the foregoing, the Employee shall be permitted to remain an officer and a director of Triton Network Systems, Inc. (“Triton”) until such time as Triton is able to fully complete its previously announced liquidation program, provided that such activities do not interfere in any material respect with the Employee’s performance of the Employee’s responsibilities and obligations pursuant to this Agreement.

4.             Compensation.  The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services rendered hereunder and for the Employee’s intellectual property covenants and assignments and covenant not to compete as provided for in Sections 6 and 7 hereof, the compensation set forth in this Section 4.

4.1           Salary.  The Company shall pay the Employee an initial base salary at the annual rate detailed in Schedule A attached hereto (the “Base Salary”). The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company or are requested to be withheld by the Employee.  Such amounts shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect. The Base Salary may be increased from time to time by the Compensation Committee of the Board in its discretion, provided, however, that at no time will the Employee’s salary be less than the initial Base Salary.

4.2           Bonus Program.  With respect to each calendar year, the Company will pay a bonus to the Employee, in cash and/or stock options in accordance with the Company’s usual practices and in the discretion of the Reporting Manager, based upon the achievement of criteria to be determined as mutually agreed upon in writing by the Employee and the Reporting Manager.  The Employee’s annualized bonus target will be fifty per cent (50%) of the Base Salary.  The Employee’s actual bonus payments will vary depending on Company performance and will be payable in accordance with the Company’s usual practices and in the discretion of the Reporting Manager.

4.3           Equity Participation.  The Company shall grant to the Employee a stock option (the “Option”) to purchase shares of common stock of the Company (“Common Stock”), the exercise price, par value and other details of which are detailed in Schedule A attached hereto. The Option shall be subject to and in accordance with the provisions of the 1997 Stock Option Plan of the Company, as amended (the “Plan”), substantially in the form of Schedule C.

4.4             Fringe Benefits.  The Employee shall be entitled to participate in any health or dental programs or other non-salary consideration (such as disability, vacation, sick leave) as are Company standard, or as otherwise described in Schedule E attached hereto and as such standards may be changed from time to time.

4.5             Reimbursement of Expenses.  The Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by the Employee on behalf of the Company, provided that such expenses are documented and submitted to the Company all in accordance with the reimbursement policies of the Company as in effect from time to time.

4.6             Indemnification.  The Employee, in any capacity on behalf of the Company or any of its subsidiaries or affiliates, shall be entitled to exculpation, indemnification, and advancement of expenses to the fullest extent not prohibited by Delaware or other applicable law, all as more fully described by an Indemnification Agreement to be entered into between the Employee and the Company substantially in the form used by the Company with its executive officers. The Employee shall also be entitled to coverage under each directors’ and officers’ liability insurance policy, if any, maintained by or on behalf of the Company’s directors and officers.

4.7             Attorneys’ Fees to Negotiate Agreement. The Company shall pay, or reimburse Employee for, the reasonable attorneys’ fees and expenses incurred in connection with the Employee’s negotiation of this Agreement within thirty (30) days after presentation of each invoice from the Employee’s attorneys; provided that such fees shall be limited to $3,000.

5.             Confidentiality.  The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company.  As a result, both during the Term and for a period of five (5) years thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for the Employee’s own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (the “Proprietary Information”) revealed, obtained or developed in the course of the Employee’s employment with the Company.  Proprietary Information shall include, but shall not be limited to: the intangible personal property described in Section 6(b) hereof; any information relating to methods of production, manufacture and research; hardware and software configurations, computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the Company’s relationship with, the terms of contracts and agreements with, the needs and requirements of, and the Company’s course of dealing with, the Company’s actual and prospective customers, contractors and suppliers; and any other materials prepared by the Employee in the course of the Employee’s employment by the Company, or prepared by any other employee or contractor of the Company for the Company or its customers (including concepts, layouts, flow charts, specifications, know-how, user or service manuals, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public).  Nothing contained herein shall restrict the Employee’s ability to make such disclosures during the course of the Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law.  Furthermore, nothing contained herein shall restrict the Employee from divulging or using for the Employee’s own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this Section 5.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

6.             Property.

(a)           All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company.  During the Term, the Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, drawings, sketches, program listings, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose.  The Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of the assigned duties, and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which the Employee may have access or with which for any reason the Employee may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the earlier of (i) a request by the Company or (ii) the termination of the Employee’s employment with the Company, the Employee shall return to the Company all originals and copies of the foregoing then in the possession, whether prepared by the Employee or by others.

(b)           (i)            The Employee acknowledges that all right, title and interest in and to any and all writings, documents, inventions, improvements, discoveries, methods, developments, works of authorship, computer programs or instructions (whether in source code, object code, or any other form and whether patentable or not), algorithms, formulae, plans, memoranda, tests, research, designs, innovations, systems, analyses, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written or electronic form or otherwise) that the Employee creates, makes, conceives, discovers, develops or reduces to practice, either solely or jointly with any other person, on behalf of the Company at any time during the Term, whether during working hours or at the Company’s facility or at any other time or location, and that relate to or are useful in any way in connection with the Business now or hereafter carried on by the Company (collectively, “Intellectual Work Product”) shall be the sole and exclusive property of the Company.  The Employee shall promptly disclose to the Company all Intellectual Work Product, and the Employee shall have no claim for additional compensation for the Intellectual Work Product.  In addition the Employee hereby waives all claims to moral rights in any Intellectual Work Product.

                (ii)           The Employee acknowledges that all the Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law.  To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Employee may retain an interest in any Intellectual Work Product that is not copyrightable, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may have in the Intellectual Work Product under copyright, patent, trade secret, trademark and other intellectual property laws, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

                                                                (iii)          The Employee shall reveal promptly all information relating to the Intellectual Work Product to an appropriate officer of the Company, cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent, trademark or other analogous protection thereafter relating to the Intellectual Work Product, and when such protection is obtained, renew and restore the same, or (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent, trademark or other analogous protection.

                                                                (iv)          In the event that the Company is unable after reasonable effort to secure the Employee’s signature on any of the documents referenced in Section 6(b)(iii) hereof, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and in the Employee’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent, trademark or other analogous protection with the same legal force and effect as if executed by the Employee.

                                                                (v)           The Employee represents that the innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property identified on Schedule D hereof comprises all of the innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property that the Employee has made or conceived of prior to the date hereof, and same are excluded from the operation of the other provisions of this Section 6(b).

7.             Covenant not to Compete.

(a)           In consideration of the compensation, including but not limited to equity participation, and other covenants by the Company under this Agreement, the Employee shall not, anywhere in the world, during the Term and for a period of one (1) year thereafter (the “Restricted Period”), do any of the following, either alone or in association with others, without the prior written consent of the Company in its sole discretion:

(i)            engage or participate, directly or indirectly, in any business whose primary or principal business derives thirty percent (30%) or more of its gross revenues from providing software for warehouse management, supply chain execution, order fulfillment and inventory planning and related services for warehouse, distribution and logistics facilities (a “Competitive Business”), including without limitation those listed in Schedule A;

(ii)           become interested (as owner, proprietor, promoter, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity (A) that is listed in Schedule A, or (B) is otherwise engaged in any Competitive Business, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is considered a Competitive Business (notwithstanding the foregoing, the Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in Section 7(a)(i) hereof);

(iii)          solicit or call on for a purpose competitive with the Business, either directly or indirectly, any (A) customer with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of the Employee’s employment hereunder, or (B) supplier or distributor with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of the Employee’s employment hereunder;

(iv)          influence or attempt to influence any supplier, distributor, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(v)           influence or attempt to influence any person either (A) to terminate or modify in any material respect the employment, consulting, agency, distributorship or other arrangement with the Company, or (B) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the one (1) year period immediately preceding the termination of the Employee’s employment hereunder.

(b)           The Employee hereby acknowledges that the limitations as to time, character or nature and geographic scope placed on the Employee’s subsequent employment by this Section 7 are reasonable and fair and will not prevent or materially impair the Employee’s ability to earn a livelihood.

8.             Early Termination.  The Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 8.  Upon termination, the Employee shall be entitled only to such compensation and benefits as described in this Section 8.

8.1           Termination for Disability.

(a)           In the event of the disability of the Employee such that the Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than sixty (60) consecutive days or more than forty-five (45) days, in the aggregate, during any ninety (90) day period (“Disability”), the Employee’s employment hereunder may be terminated by the Company.

(b)           In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.1(a), the Employee will receive:  (i) continuation of the Base Salary in effect as of the date of such termination for a period of six (6) months following the date of termination, payable on the Company’s standard payroll cycle; (ii) the Employee’s annual bonus based upon the Employee’s current annualized target bonus on the date of termination prorated to the date expiring six (6) months after the date of termination which shall be paid in a lump-sum thirty (30) days following the date of termination; (iii) the right to exercise any stock option held by Employee for the reminder of its term, whether or not exercisable by Employee as of the date of termination; (iv) any amounts payable pursuant to any plans or policies of the Company; and (v) any other amounts due but not yet paid from the Company to Employee.

8.2           Termination by Death. In the event that the Employee dies during the Term, the Employee’s employment hereunder shall be terminated thereby and the Employee’s executors, legal representatives or administrators shall be entitled to receive from the Company:  (i) the Employee’s Base Salary in effect as of the date of death for a period of six (6) months following the date of death, which shall be paid in a lump-sum thirty (30) days following the date of death; (ii) the Employee’s annual bonus based upon the Employee’s current annualized target bonus on the date of termination prorated to the date expiring six (6) months after the date of termination which shall be paid in a lump-sum thirty (30) days following the date of termination; (iii) the right to exercise any stock option held by Employee on the date of death for the remainder of its term, whether or not exercisable by Employee on the date of death; (iv) any amounts payable on death pursuant to any plans or policies of the Company; and (v) any other amounts due but not yet paid from the Company.

8.3           Termination for Cause.

(a)           The Company may terminate the Employee’s employment hereunder at any time for “Cause” upon written notice to the Employee.  For purposes of this Agreement, “Cause” shall only mean:

                (i)          any material breach by the Employee of any of the Employee’s obligations under this Agreement after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Employee breached this

Agreement and, provided that a cure is possible, affords Employee a period of ten (10) days to cure;

                                                                                (ii)         willful failure or repeated inability by the Employee to perform satisfactorily the duties required by or appropriate for the Position, as determined by the Chief Executive Officer of the Company and the Board of Directors of the Company in his and its sole reasonable discretion after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed his duties and affords Employee a period of ten (10) days to cure;

                                                                                (iii)        conduct of the Employee involving any (A) type of disloyalty to the Company that has a material detrimental effect on the Company or, (B ) willful and material misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of the employment, or (C) any attempt by the Employee to secure any personal profit related to the Business and the business opportunities of the Company without the informed approval of the Board of Directors;

                                                                                (iv)       conviction of a felony or other criminal act punishable by more than one (1) year in prison;

                                                                                (v)        commission by the Employee of an intentional tort or an act involving moral turpitude or constituting fraud; or

                                                                                (vi)          habitual alcohol or substance abuse or addiction.

                                                                (b)           In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.3(a), the Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, benefits and bonuses.  All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee.  All options, including any vested or unvested portion thereof, shall be canceled at the time of such termination, and the Employee shall not be entitled to exercise any unvested options.  Except as specifically set forth in this Section 8.3, the Company shall have no liability or obligation hereunder by reason of such termination.

8.4           Termination Without Cause.

                                                                (a)           The Company may terminate the Employee’s employment hereunder at any time, for any reason, without Cause, effective upon the date designated by the Company upon three (3) months written notice to the Employee.

                                                                (b)           In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.4(a), the Employee shall be entitled to receive (i) all unpaid Base Salary through the date of termination and all accrued, but unpaid (at the date of termination) benefits and bonuses; (ii) severance equal to three (3) months Base Salary (at the date of termination), payable in three (3) equal monthly installments in accordance with the Company’s payroll practices; (iii) the Employee’s annual bonus based upon the Employee’s current annualized target bonus on the date of termination prorated to the date expiring three (3) months after the date of termination which shall be paid in a lump-sum thirty (30) days following the date of termination; (iv) the immediate vesting of the unvested portion of the Option that would have vested if the Employee had continued to be employed by the Company for a period of three (3) months following his actual termination date; (v) the right to exercise any stock option which is exercisable by Employee on the date of the termination of his employment; and (vi) any other amounts due but not yet paid from the Company to Employee.  Except as set forth above, all Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee.  Except as specifically set forth in this Section 8.4, the Company shall have no liability or obligation hereunder by reason of such termination.

                                                                (c)           In the event of (i) a Change in Control as defined in Section 8.7 below, or (ii) a person other than Ray Hood is the Company’ s Chief Executive Officer and the Employee is terminated under this Section 8.4 within twelve (12) months of the date Ray Hood is no longer the Company’s Chief Executive Officer, then the notice period under Section 8.4(a) and the three (3) month time periods referred to in Section

8.4(a)(ii), (iii) and (iv) shall be changed to three (3) months and nine (9) months, respectively.

8.5.       Termination by the Employee for Good Reason.

(a)           The Employee may terminate the Employee’s employment hereunder at any time for “Good Reason” following a written notice of the termination of employment hereunder pursuant to this Section 8.5(a), as more fully described below.

(b)        For purposes of this Agreement, “Good Reason” shall mean:

(i)            (1) any reduction by the Company in the Base Salary as in effect on the date hereof or as the same may be increased from time to time; (2) any reduction in bonus compensation opportunities (which reduction may also occur pursuant to any assignment of performance goals and corresponding awards which are inconsistent with prior performance goals or awards); (3) the failure by the Company to continue in effect any benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which the Employee was participating, which would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any of such plans, (unless such reduction is pursuant to the general change in benefits applicable to all similarly situated employees of the Company); (4) taking of any action by the Company that would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any of such plans (unless such reduction is pursuant to the general change in benefits applicable to all similarly situated employees of the Company); (5) deprive the Employee of any material fringe benefit enjoyed by the Employee;  (6) the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled; or (7) the transfer of Employee’s principal place of employment to a location more than 25 miles away from the Company’s current headquarters;

(ii)           (1) assignment to Employee of any duties and responsibilities inconsistent with his status as Senior Vice President and Chief Financial Officer of the Company; (2) a change in Reporting Managers such that the Employee no longer directly reports to the Chief Executive Officer of the Company; or (3) the assignment of duties and responsibilities which are not customary for a person serving as Senior Vice President and Chief Financial Officer of an enterprise comparable to the Company;

(iii)          any material and willful breach of the Company of any provision of this Agreement or any written employment agreement with Employee; or

(iv)          a Change in Control as defined in Section 8.7 below.

(c)           A Termination for Good Reason, except pursuant to a Change of Control, shall not take effect until the following has occurred:

(i)            the Employee has given the Board of Directors written notice of his intention to terminate his employment for Good Reason, specifying with particularity the grounds on which the proposed Good Reason Termination is contemplated;

(ii)           the Board of Directors shall have thirty (30) days after such written notice to cure such grounds; and

(iii)          if the Board of Directors fails to cure such grounds, then the Employee may terminate his employment by giving written notice to the Board of Directors confirming that the grounds has not been cured, whereupon the Employee’s employment shall terminate.

(d)           In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.5(a) hereof, the Employee shall be entitled to receive the same consideration set forth in Section 8.4(b) hereof.

8.6           Options; Repurchase of Shares.

Except as otherwise permitted herein, upon the termination of the Employee’s employment pursuant to this Section 8 for any reason, all further vesting on all stock options and/or restricted stock in the Company held by the Employee shall immediately cease as of such date and thereafter any vested stock options shall be exercisable and any restricted stock or other equity securities held by the Employee shall be subject to repurchase by the Company in accordance with their respective terms and the terms of any related agreements between the Company and the Employee.

8.7           Change of Control.

(a)           Notwithstanding anything to the contrary and in addition to any other rights contained in this Agreement, fifty percent (50%) of the Employee’s then remaining unvested options shall automatically become vested immediately prior to the occurrence of a Change in Control of the Company.

(b)           Notwithstanding anything to the contrary and in addition to any other rights contained in this Agreement, if the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason within twelve (12) months following a Change of Control, then, in addition to the consideration set forth in Section 8.4(b) hereof, all of the Employee’s then remaining unvested options shall automatically become vested immediately.

 (c)          For the purposes of this Agreement, a “Change of Control” shall mean:  (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Company, in one transaction or a series of related transactions, of a majority of the voting power represented by the then outstanding capital stock of the Company to one or more stockholders or other third parties, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective heirs or affiliates, such that the then existing shareholders of the Company do not own more than thirty-three percent (33%) of the outstanding equity; or (ii) a sale, transfer, assignment or other disposition (including by merger or consolidation), of all of the outstanding stock of the Company, or of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

8.8           No Mitigation or Offset

                                                                The Employee shall not be obligated to seek or secure new employment or to become self-employed after termination of his employment with the Company, but shall be obligated to report promptly to the Company any actual employment obtained during the period for which Employee benefits continue.  There shall be no offset against any amounts due to Employee under this Agreement on account of any remuneration or benefits attributable to any subsequent employment (including, without limitation, any self-employment) that Employee may obtain.

9.             Representations, Warranties and Covenants of the Employee.

 (a)          The Employee represents and warrants to the Company that:

(i)            There are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder; and

(ii)           The Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that the Employee has with any other employer, person or entity.

(b)           Upon and after the Employee’s termination or cessation of employment with the Company and until such time as no obligations of the Employee to the Company hereunder exist, the Employee (i) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in the Business, with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the Employee’s employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

10.           Survival of Provisions.  The provisions of this Agreement set forth in Sections 5 through 22 hereof shall survive the termination of the Employee’s employment hereunder.

11.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that neither the Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

12.           Notice.  Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by overnight delivery with a reputable courier service, or telecopied, addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section.  Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or if by overnight delivery, the date of delivery or, in the case of facsimile transmission, when confirmed by the facsimile machine report.

If to the Employee:

                Kenneth R. Vines

                6905 Whisperfield

                Plano, TX  75024

                Fax:  214-775-0912

with a copy to:

Daniel W. Rabun

Baker & McKenzie

2001 Ross Avenue

Suite 2300

Dallas, Texas 75201

Fax: 214-978-3099

If to the Company:

EXE Technologies, Inc.

8787 Stemmons Freeway

Dallas, TX  75247

Attention:  CEO

Fax:  214-775-0912

with a copy to:

EXE Technologies, Inc.

300 Baldwin Tower Boulevard

Eddystone, PA 19022

Attention:  General Counsel

Fax:  610-447-1824

13.           Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company, including but not limited to, the Term Sheet.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

14.           Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

15.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

16.           Invalidity.  If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

17.           Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

18.           Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in Texas, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

19.           Specific Enforcement; Extension of Period.

(a)           The Employee acknowledges that the restrictions contained in Sections 5, 6, and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions.  The Employee also acknowledges that any breach by the Employee of Sections 5, 6, or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.   The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists.  In the event of such breach by the Employee, the Company shall have the right to enforce the provisions of Sections 5, 6, and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

(b)           The periods of time set forth in Sections 5, 6 and 7 hereof shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation.  The “time required for litigation” is herein defined to mean the period of time commencing on the earlier of the Employee’s first breach of such covenants or the service of process upon the Employee ending on the expiration of all appeals related to such litigation.

20.        Arbitration.  Except for claims or disputes related to the rights and obligations of the parties set forth in Sections 5, 6 and 7 hereof, the parties hereto agree that any controversy or claims arising out of or relating to this Agreement shall be settled exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) as then in effect.  The parties hereto further agree that any arbitration proceeding commenced in connection with this Agreement shall take place in Dallas, Texas under the auspices of the AAA and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.  The prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

21.           Consent to Suit.  In the case of any dispute under or in connection with this Agreement, the Employee may only bring suit against the Company in the Courts of the State of Texas in and for the County of Dallas or in the Federal District Court for such geographic location.  The Employee hereby consents to the jurisdiction and venue of the courts of the State of Texas in and for the County of Dallas or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and the Employee hereby waives any claim she may have at any time as to forum non conveniens with respect to such venue.  The Company shall have the right to institute any legal action arising out of or relating to this Agreement in any appropriate court and in any jurisdiction.  Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.  If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, then the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

                                22.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

EXE TECHNOLOGIES, INC.

By: /s/ Raymond R. Hood

Title: Chief Executive Officer

/s/ Kenneth R. Vines

EMPLOYEE

SCHEDULE A

EMPLOYMENT and COMPENSATION

Position:	Through May 14, 2002, Director of Finance
Thereafter, Senior Vice President, Chief Financial Officer and Treasurer

Reporting Manager:	CEO

Start Date:	May 13, 2002

Base Salary:	$225,000

Bonus:	50% of Base Salary, based upon written criteria to be developed by the Reporting Manager and the Employee

Responsibilities:	Job Description attached as Schedule B

Prohibited Companies:	Manhattan Associates, Optum, TRW/Marc, Provia, Irista, High Jump, V3, Retek, Catalyst, OMI, McHugh Software, SAP supply chain unit and Oracle supply chain unit.

Initial Stock Option Grant:

A stock option to purchase 250,000 shares of Common Stock, par value $.01 per share, of the Company was granted to the Employee on the Start Date.  The Option grant shall be an incentive stock option to the maximum extent permitted by law. The exercise price is $1.52 per share.  The vesting will be as follows:

(a) 62,500 shares on the first anniversary of the Start Date; and

(b) the remaining 187,500 shares at a rate of 2.0833% per month on the last day of each month beginning June 30, 2003.

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                                                                                           SCHEDULE B

RESPONSIBILITIES

JOB DESCRIPTION

[TO BE ADDED]

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SCHEDULE C

EXE TECHNOLOGIES, INC.

1997 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

 [PREVIOUSLY PROVIDED]

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SCHEDULE D

PRIOR INVENTIONS

None.

D-1

SCHEDULE E

NON SALARY CONSIDERATION

1.	Holidays - 10 paid.

2.	Vacation - 4 weeks.

3.	Medical Plan — Employer/Employee paid.

4.	Dental Plan — Employer/Employee paid.

5.	Life Insurance/AD&D - equal to $50,000 — Employer paid.

6.	Vision plan — Employer paid — provides 20% to 60% discount on all vision services.

7.	Flexible Benefit Plan - enables employees to set aside pre-tax dollars for the reimbursement of certain qualified expenses.

8.	Short-term Disability — Employer paid - provides potential salary continuation to regular, full-time employees who are unavoidably absent from work due to personal illness injury or pregnancy.

9.	Long-term Disability — Employer paid - provides income protection in the event of a long-term disability, equal to 60% of basic monthly earnings.

10.	401(k) Plan - permits deferral of pre-tax dollars up to 15% of salary. Company matches 100% of first 5% contribution.

11.	Tuition Assistance — provides educational reimbursement benefits to eligible employees.

E-1